News Release

FOR IMMEDIATE RELEASE
ST. LOUIS, MISSOURI
SEPTEMBER 19, 2007

Angelica Board Authorizes Morgan Joseph to Pursue Possible Sale

ST. LOUIS, Missouri (September 19, 2007) — Angelica Corporation (NYSE: AGL), announced today that, pursuant to its July 17, 2007 engagement of Morgan Joseph & Co., Inc. to explore strategic alternatives, Morgan Joseph has been authorized to pursue a possible sale of the Company. Morgan Joseph will be soliciting indications of interest from both strategic and financial buyers.

Furthermore, in connection with an agreement with Steel Partners entered into as of August 30, 2006 to settle a proxy contest for the 2006 annual meeting, Angelica’s Board reevaluated separation of the role of the Chairman of the Board and Chief Executive Officer.  As a result, the Board elected Ronald J.  Kruszewski, currently Chairman of Stifel Financial Corp (NYSE:SF), as non-executive Chairman of the Board and John J. Quicke, a representative of Steel Partners, as Vice Chairman of the Board.  Steve O’Hara continues as President and Chief Executive Officer.

Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.

Forward-Looking Statements
Any forward-looking statements made in this document reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions in the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions; the ability to retain current customers and to add new customers in competitive market environments; competitive pricing in the marketplace; delays in the shipment of orders; availability of labor at appropriate rates; availability and cost of energy and water supplies; the cost of workers’ compensation and healthcare benefits; the ability to attract and retain key personnel; the ability of the Company to recover its seller note and avoid future lease obligations as part of its sale of Life Uniform; the ability of the Company to accomplish its strategy of redirecting its resources to its healthcare linen management business  in a timely and financially advantageous manner; unusual or unexpected cash needs for operations or capital transactions; the effectiveness the Company’s recently announced initiatives to reduce key operating costs as a percentage of revenues; the ability to obtain financing in required amounts and at appropriate rates and terms; the ability to identify, negotiate, fund consummate and integrate acquisitions; the ability to identify qualified acquirors, and to negotiate and consummate a transaction for the sale of the Company; and other factors which may be identified in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

STEVE O’HARA	PETER LAFLECHE
PRESIDENT & CHIEF EXECUTIVE OFFICER	MORGAN JOSEPH & CO., INC.
ANGELICA CORPORATION	(212) 218-3761
TELE: (314) 854-3800

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